EXHIBIT 99.3


                   [LETTERHEAD OF SCHWARTZ & ASSOCIATES LLP]


July 25, 2001



STRICTLY PRIVATE AND CONFIDENTIAL
VIA FACSIMILE (408) 216-1772
----------------------------
Board of  Directors
Attn: Sanjay K. Khare, CFO
The Netro Corporation
3860 North First Street
San Jose, CA 95134

    RE:  LETTER OF INTENT TO ACQUIRE ALL OF THE CAPITAL STOCK OF
         NETRO CORPORATION

Dear Ladies and Gentlemen:

As you know, on July 14, 2002, we delivered a Letter of Intent to purchase all of the assets of Netro Corporation ("Netro") for approximately $225,000,000 (the "Original Offer"), which was subsequently rejected by the board at your last meeting on July 16, 2002. On July l8, 2002, contemporaneous with the announcement of Netro's quarterly earnings report, the board authorized Netro to purchase up to 23,000,000 shares, or approximately 38% of its outstanding common stock, under a Dutch auction tender offer at a purchase price per share of between $3.50 and $4.00 (the "Self-Tender Offer Price").

It is our view that this Self-Tender Offer Price not only deprives shareholders of the opportunity to realize maximum value for their stock holdings, but also forces them to tender their shares at the lower end of the offered price range as they anxiously await a fully subscribed auction. Moreover, when combined with the fact that the market price of Netro Common Stock is currently selling at, or slightly above, $3.00 per share only reinforces the following points:
(i) that the shareholders believe that this self-tender offer will be more than fully subscribed at $3.50 per share and that soon after the completion of Netros self-tender, the stock will trade at a substantial discount to the "Self-Tender Offer Price" range; (ii) that an overwhelming majority of Netro's shareholders would vote in favor of selling their stock at the $3.50 Self-Tender Offer Price; and (iii) that in consideration of these facts, the board has a fiduciary duty to present our revised offer to Netro's shareholders.

Accordingly, on behalf of Wyndorest Holdings, LLC, Palm Beach, Florida ("Wyndcrest"), we hereby agree to revise and restate the terms of our Original Offer. Wyndcrest now offers to purchase all of the capital stock of Netro, in a fully financed transaction, at $4.01 per share. The offer is still subject to confirmatory due diligence and a stock purchase agreement customary for transactions of this size and nature.


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It is our firm belief that this all cash offer, executed on an accelerated timeline, will provide Netro's shareholders the best possible opportunity to maximize shareholder value.

We trust that you will seriously consider this revised offer in accordance with your fiduciary duties to your shareholders, creditors and other stockholders, and we look forward to your immediate response. Finally, if we do not receive a response to this offer by 6:00 PM (Pacific Standard Time) on July 28, 2002, or on an 8K filing describing the substantive terms of this offer, we will be left with no other choice but to issue our own press release stating our intentions and allowing the shareholders to speak for themselves.


Very truly yours,

/s/ Louis C. Schwartz
------------------------
Louis C. Schwartz, Esq.
Attorney In Fact